UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2020 (October 2, 2020)

BiomX Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0001-38762	82-3364020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Pinhas Sapir St., Floor 2 Ness Ziona, Israel	7414002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 72-394-2377

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Common Stock, $0.0001 par value, and one Warrant entitling the holder to receive one half share of Common Stock	PHGE.U	NYSE American
Shares of Common Stock, $0.0001 par value, included as part of the Units	PHGE	NYSE American
Warrants included as part of the Units	PHGE.WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On October 2, 2020, Yaron Breski and Erez Chimovits resigned from the Board of Directors (the “Board”) of BiomX Inc. (the “Company”), effective immediately. Messrs. Breski’s and Chimovits’ resignations do not involve any disagreement on any matter relating to the Company, its management, the Board or any committee thereof.

Also on October 2, 2020, the Board, pursuant to a recommendation of the Nominating and Governance Committee of the Board, appointed each of Alan C. Moses, MD and Paul J. Sekhri to serve as Class I Directors of the Company, with terms expiring at the Company’s 2021 annual meeting of stockholders, in order to fill the vacancies caused by Messrs. Breski and Chimovits’ resignations. Mr. Sekhri was also elected as the Chairperson of the compensation committee of the Board.

Dr. Moses, age 72, served as the Global Chief Medical Officer of Novo Nordisk A/S from 2013 until his retirement in 2018. Prior to that he served in various roles at Novo Nordisk A/S since 2004 beginning as Associate Vice President of Medical Affairs in the United States. Throughout his career, Dr. Moses has specialized in developing novel therapeutics and diagnostics for diabetes mellitus. He co-founded and directed the Clinical Investigator Training Program at Beth Israel Deaconess-Harvard Medical School-MIT. From 1998 to 2004, Dr. Moses served as Senior Vice President and Chief Medical Officer of the Joslin Diabetes Center with specific responsibility for the Joslin Clinic. Dr. Moses earned his MD from the Washington University School of Medicine in St. Louis, worked for three years at the National Institutes of Health, completed his clinical endocrine/diabetes training at Tufts New England Medical Center, and studied Health Care Strategy at Harvard Business School.

Mr. Sekhri, age 62, has been the President and Chief Executive Officer of eGenesis, Inc. since January 2019. He previously served as President and Chief Executive Officer of Lycera Corp. from February 2015 through January 2019. Prior to this, he served as Senior Vice President, Integrated Care for Sanofi from April 2014 through January 2015. Previously, he served as Chief Strategy Officer and Group Executive Vice President, Global Business Development for Teva Pharmaceutical Industries, Ltd. Prior to joining Teva, he spent five years as Operating Partner and Head of the Biotechnology Operating Group at TPG Biotech, the life sciences venture capital arm of TPG Capital. From 2004-2009, Mr. Sekhri was Founder, President, and Chief Executive Officer of Cerimon Pharmaceuticals, Inc. Prior to founding Cerimon, Mr. Sekhri was President and Chief Business Officer of ARIAD Pharmaceuticals, Inc. Mr. Sekhri has been a Director on more than 24 private and public company Boards and is currently a member of the Board of Directors of Ipsen, S.A., Veeva Systems Inc., and Alpine Immune Sciences Inc. Mr. Sekhri is also the Chairman of the Board of Compugen Ltd. and Chairman of Board of Supervisory Directors of Pharming N.V. Mr. Sekhri completed graduate work in neuroscience at the University of Maryland School of Medicine in Baltimore and received his B.S. in zoology from the University of Maryland, College Park.

Dr. Moses and Mr. Sekhri have been designated by Shareholders’ Representatives Services LLC (“SRS”) to serve as Directors of the Company, pursuant to that certain Voting Agreement, dated October 28, 2019, among certain founders of the Company and security holders of BiomX Ltd. (the “Voting Agreement”). Pursuant to the Voting Agreement, SRS is authorized to designate five members of the Company’s Board until October 28, 2021.

Other than as described above, there is no arrangement or understanding between Dr. Moses or Mr. Sekhri and any other person pursuant to which Dr. Moses or Mr. Sekhri, respectively, was selected as a Director. There are no transactions, relationships or agreements between Dr. Moses, Mr. Sekhri and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

The Company’s Board concluded that each of Dr. Moses and Mr. Sekhri is qualified to serve as a Director and are independent under the rules of the NYSE American LLC. For their service as Directors, Dr. Moses and Mr. Sekhri will be entitled to the compensation the Company generally provides to its Directors, with the annual cash fees prorated. Consistent with those compensation arrangements, on October 2, 2020, the Company awarded to each of Dr. Moses and Mr. Sekhri options to purchase 16,000 shares of the Company’s common stock in connection with their appointments, which options shall have an exercise price of $6.44 and shall vest and become exercisable over four years, with 25% of the shares subject to the option vesting on October 2, 2021 and the remainder vesting in 12 equal quarterly installments over three years.

In connection with their appointments, the Company entered into an indemnification agreement with each of Dr. Moses and Mr. Sekhri, effective as of October 2, 2020, on substantially the same terms as the agreements previously entered between the Company and each of its other Directors. The form of indemnification agreement entered into between the Company and its Directors is filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on November 1, 2019, and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMX INC.

October 5, 2020	By:	/s/ Jonathan Solomon
Name: Jonathan Solomon
Title: Chief Executive Officer

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